SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 15, 2003

Date of Report

(Date of Earliest Event Reported)

SONOSITE, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904

(Address of Principal Executive Offices) (Zip Code)

(425) 951-1200

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

On May 15, 2003, SonoSite, Inc. issued a press release announcing the resignation of Dr. Ernest Mario from its board of directors. A copy of the press release is attached hereto as exhibit 99.1 and is incorporated into this current report by reference.

Separately, at its April 29, 2003 meeting, SonoSite’s board approved changes to the board of directors’ compensation, effective immediately, which are detailed below.

Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer plus $1,000 for each board of directors meeting attended and $500 for each Executive Committee meeting attended. Any nonemployee director serving as Chairman of the Board is paid an additional annual retainer. We also reimburse directors for reasonable expenses they incur in attending meetings of the board. The annual retainer for nonemployee directors, except for the Chairman, is $20,000. The annual retainer for the Chairman is $40,000.

Directors are eligible to receive options to purchase shares of our common stock under our 1998 Stock Option Plan, or 1998 Plan. Effective April 29, 2003, each nonemployee director, including the Chairman, automatically receives an option to purchase 15,000 shares of our common stock on the date of his or her initial election or appointment as director. Each nonemployee director, including the Chairman, thereafter receives an option to purchase 10,000 shares of our common stock immediately following the next year’s annual meeting of shareholders and each annual meeting of shareholders thereafter for as long as the director serves on our board. All options have an exercise price equal to the fair market value of the common stock on the date of grant. Options vest in full and become exercisable 12 months after the date of grant, assuming a director’s continued service on our board of directors during this time. Options expire on the tenth anniversary of the date of grant, subject to earlier termination if a director ceases to be a director. Immediately prior to a merger, consolidation, liquidation or similar reorganization of SonoSite, an option granted under the 1998 Plan may be exercised in whole or in part, regardless of whether the vesting schedule for the options has been satisfied.

Item 7(c).    Exhibits

99.1	SonoSite, Inc. press release issued May 15, 2003, announcing the resignation of Ernest Mario, PhD, from its board of directors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated: May 15, 2003	By:	/s/ MICHAEL J. SCHUH
Michael J. Schuh Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

99.1	SonoSite, Inc. press release issued May 15, 2003, announcing the resignation of Ernest Mario, PhD, from its board of directors.

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